Great Northern Cattle Company Joins the American Sustainability Project

SEATTLE, WA -- (Marketwired - November 25, 2013) - The American Sustainability Project (http://www.AmericanSustainabilityProject.com), a wholly owned subsidiary of Bill the Butcher, Inc. (OTCQB: BILB) (http://www.billthebutcher.com), today announced its acquisition of privately held Montana Cattle Holdings LLC, dba Great Northern Cattle Company (http://www.GreatNorthernCattle.com), a progressive grass-based beef company led by fourth generation rancher Derek Kampfe. Mr. Kampfe with business partner Craig Stevens of Great Northern Cattle Company are a well-established national supplier of grass pastured and grass finished beef to restaurants and retailers.

"We initially met as a customer of Great Northern Cattle, and it was obvious that the quality of their beef was transcendent, so much so, that we knew we had to find a way to join forces," said J'Amy Owens, CEO of The American Sustainability Project. "That was the beginning, but once I got to know Derek and discovered that we had a shared vision about what our companies could do together, forming The American Sustainability Project was the best thing to do."

With the Great Northern Cattle Company acquisition, and the leadership of Derek Kampfe as President of the American Sustainability Project, we have created a mission driven initiative to coalesce like-minded producers, chefs, restaurants and retailers. Simultaneously, Bill the Butcher becomes vertically integrated and the results are deep shared knowledge, higher quality, more efficient supply and significant margin improvements.

"What's most exciting is the wealth of experience that Derek Kampfe and Craig Stevens bring to the table and the ability to integrate a profitable and highly complementary wholesale business, with a high growth retail business," said Owens.

Derek Kampfe of Great Northern Cattle Company added that, "The creation of the American Sustainability Project is the culmination of my life's work and I am honored to have the opportunity to create real change. We are growing our business -- both internally and externally and looking forward to building the Great Northern Cattle brand and customer base while serving the needs of our existing chefs, restaurant and retail customers."

The Great Northern Cattle's long standing dedication to beef raised without antibiotics, pesticides, herbicides, steroids, hormones, GMOs, or animal by-products, is rare. "We know that America's conventional meat supply is troubled, and we offer a distinctive alternative," said Owens.

Great Northern Cattle Company will continue to operate in the wholesale arena, as it has for the past 12 years, led by the current executive management team, and operating out of its existing facilities in the same markets. New access to enhanced capital resources, operational best practices and intellectual capital will provide significant upside opportunity for Great Northern Cattle Company and the customers they serve.

Contacts:

Bill the Butcher
www.BilltheButcher.com
800-781-4418
pr@billthebutcher.com

American Sustainability Project
www.AmericanSustainabilityProject.com
877-775-1628
media@americansustainabilityproject.com